UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 7, 2013

SOLARCITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 7, 2013, a subsidiary (“Borrower”) of SolarCity Corporation (“SolarCity”) entered into a financing (the “Loan”) with certain lenders, Credit Suisse Securities (USA) LLC, ING Capital LLC and Rabobank, N.A., as joint lead arrangers, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent. The Loan is financed against certain periodic rents due under a master lease with a tax equity investor and customer payments in the post-lease period. The Loan is non-recourse to SolarCity and matures on June 7, 2015. The Loan is an aggregation facility backed by high quality, long-term customer receivables that allows SolarCity to deploy, aggregate and season a defined pool of assets.

The Loan allows Borrower to borrow up to $100,000,000 and also permits Borrower to increase that commitment in an aggregate amount not to exceed an additional $50,000,000. The availability of such additional capacity is subject to, among other things, the absence of any default under the loan documents governing the Loan and receipt of commitments from existing lenders or other financial institutions.

Interest Rate. Borrowings under the Loan bear interest at a rate per annum equal to an applicable margin of 3.25% plus the LIBOR rate for the applicable interest period.

Mandatory Prepayments. The Loan requires Borrower to pay, subject to certain exceptions, outstanding borrowings with: (i) a portion of the annual excess cash flow; (ii) certain rent prepayment amounts received under the master lease; and (iii) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events.

Voluntary Prepayments. Borrower is permitted to voluntarily prepay any outstanding loans under the Loan at any time without premium or penalty, other than customary “breakage” costs.

Final Maturity. The entire principal amount is due on the second anniversary of the closing date.

Security. All obligations under the Loan are secured, subject to certain exceptions, by the periodic rents and Borrower’s bank account into which the periodic rents are deposited, a first-priority pledge by the Borrower’s direct parent of all the membership interests of Borrower, and certain related collateral. The loan is not secured by any lien on the solar systems.

Certain Other Provisions. The Loan contains certain covenants that, among other things (and subject to certain exceptions), restrict the ability of Borrower to: (i) incur additional indebtedness; (ii) pay dividends on the equity interests of Borrower or redeem, repurchase or retire the equity interests of Borrower; (iii) make investments, acquisitions, loans and advances; (iv) engage in transactions with affiliates; (v) sell, transfer or otherwise dispose of assets; (vi) materially alter the business they conduct; (vii) change its fiscal year; (viii) consolidate, merge, liquidate or dissolve; (ix) grant liens; and (x) effect certain amendments to organizational documents and the master lease. In addition, Borrower is required to maintain an interest coverage ratio of 1.40:1.00.

In addition to the foregoing negative covenants, the loan agreement governing the Loan also contains certain customary representations and warranties, affirmative covenants, including special purpose entity covenants, and events of default (including certain defaults related to the tax equity documents).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
Lyndon R. Rive Chief Executive Officer

Date: June 13, 2013